DAILY INCOME FUND
                             Money Market Portfolio
                             U.S. Treasury Portfolio
                               Municipal Portfolio
                            U.S. Government Portfolio
            (each, a "Portfolio" and collectively, the "Portfolios")

                              AMENDED AND RESTATED
                 DISTRIBUTION AND SERVICE PLAN PURSUANT TO RULE
                 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940



                  This Amended and Restated Distribution and Service Plan (the "Plan") is adopted by the Daily Income Fund (the "Fund"), on behalf of the Portfolios, in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act")

                                    THE PLAN

     1. The Fund, on behalf of the Portfolios, and Reich & Tang Distributors, Inc. (the "Distributor"), have entered into a Distribution Agreement in a form satisfactory to the Fund's Board of Trustees, under which the Distributor will act as distributor of the Fund's shares. Pursuant to the Distribution Agreement, the Distributor will receive a fee from the Investor Class, Short Term Income Shares Class and Retail Class shares of each Portfolio in an amount set forth in such Agreement and a nominal amount from the Institutional Class, Institutional Service Class and Pinnacle Class and, as agent of the Fund, will (i) solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders for the purchase of the Fund's shares will not be binding on the Fund until accepted by the Fund as principal and (ii) may provide payments from the fee paid with respect to each applicable class to Participating

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Organizations (defined below) for providing distribution assistance to the
Investor Class, Short Term Income Shares Class and Retail Class shares, respectively, of each Portfolio.

     2. The Fund, on behalf of the Portfolios, and the Distributor have entered into a Shareholder Servicing Agreement with respect to the Institutional Service, Investor Class, Short Term Income Shares Class and Retail Class Shares of each Portfolio, in a form satisfactory to the Fund's Board of Trustees, which provides that the Distributor will be paid a service fee for providing or for arranging for others to provide all personal shareholder servicing and related maintenance of shareholder account functions not performed by the Fund or our transfer agent.

     3. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:

     (i) to pay the costs of, and to compensate others, including organizations whose customers or clients are Institutional Service Class, Investor Class, Short Term Income Shares Class and Retail Class Shareholders of the Fund ("Participating Organizations"), for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Fund;

     (ii) to compensate Participating Organizations for providing assistance in distributing the Portfolios' Institutional Service Class, Investor Class, Short Term Income Shares Class and Retail Class Shares; and
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     (iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Fund's shares.

 The Distributor may also make payments from time to time from its own resources, which may include (a) the service fee for each applicable class and past profits for the purpose enumerated in (i) above for such classes and (b) the distribution fee for each applicable class and past profits for the purposes enumerated in (ii) and (iii) above for such classes. Further, the Distribution Agreement and Shareholder Servicing Agreement will provide that the Distributor may determine the amount of such payments to be made to Participating Organizations, made pursuant to the Plan, provided that such payments will not increase the amount which the Fund, on behalf of each Portfolio, is required to pay to (1) the Manager for any fiscal year under the Investment Management Contract or the Administrative Services Contract in effect for that year or otherwise or (2) to the Distributor under the Shareholder Servicing Agreement or Distribution Agreement in effect for that year or otherwise. The Investment Management Contract will also require the Manager to reimburse the Fund, on behalf of each Portfolio, for any amounts by which the Fund's annual operating expenses, including distribution expenses, exceed in the aggregate in any fiscal year the limits prescribed by any state in which the Portfolio's shares are qualified for sale.
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     4. The Fund, on behalf of each Portfolio, will pay for (i)
telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Participating Organizations in carrying out their obligations under the Shareholder Servicing Agreement or the Participating Organization agreement, as the case may be, and (ii) preparing, printing and delivering the Fund's prospectus to existing shareholders of the Fund and preparing and printing subscription application forms for shareholder accounts.

     5. Payments by the Distributor or Manager to Participating Organizations as set forth herein are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Trustees to be entered into between the Distributor and the Participating Organizations.

     6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Trustees, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, the Distributor and the Manager, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

     7. The Plan was approved by a majority of the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan on July 20, 2006.
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     8. The Plan will remain in effect until March 31, 2007 (until July 20,
2007, with respect to each class of the U.S. Government Portfolio and the Investor Class, Short Term Income Shares Class and Retail Class of the U.S. Treasury Portfolio, Money Market Portfolio and Municipal Portfolio) unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in paragraph 7 hereof.

     9. The Plan may be amended at any time with the approval of the Board of Trustees of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval of a majority of the outstanding voting securities (as defined in the Act) of each class of each Portfolio affected by such amendment.

     10. The Plan, with respect to each Portfolio, may be terminated without penalty at any time (i) by a vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of each Portfolio subject to the Plan (with each Class of each Portfolio voting separately on matters that relate solely to each Class under the Plan) (as defined in the Act).

As amended and restated on January 25, 2001, January 29, 2004 and July 20, 2006.